October 23, 2012

Thomas R. Brugger
[OMITTED]

Dear Thomas:

On behalf of Sun National Bank (“Bank”) and Sun Bancorp, I am pleased to offer you this opportunity to join our organization as Executive Vice President and Chief Financial Officer.   The details of this offer are summarized below.

1.	Salary. You will be paid an initial annual base salary by the Bank of $325,000.00 payable in bi-weekly installments, in accordance with the Bank’s standard payroll practices for salaried employees.

2.
Short Term Incentive Plan.   For the performance year beginning January, 2013, you will be eligible for participation in the annual short-term incentive plan with an estimated target opportunity equal to 35% of your base salary.

3.
Long Term Incentive Plan.  Your position is important to the long term success of the Bank.  As such, beginning with the 2013 performance year, you are eligible for participation in the Bank’s Long Term Incentive Plan, providing for the opportunity to share in the Bank’s long term success through the award of stock and/or stock options.  The plan offers a target award opportunity equivalent to 25% of your base salary.

4.
Cash Sign-On Bonus.  You will receive a $50,000 lump sum cash bonus within 30 days of your hire date to off-set relocation expenses.  You will also receive two additional deferred sign-on payments each in the amount of $50,000; the first payable in March, 2013 and the second in December, 2013.  Bonus payments are subject to all applicable taxes.  Should you voluntary resign your position prior to the completion of one full year of service, all bonuses paid to you must be repaid to the bank.

5.
Equity Sign-On Award.  At the first scheduled Compensation Committee meeting after your hire date you will be formally approved for an equity award of 20,000 restricted shares and 20,000 stock options.  Separately, you will receive an agreement detailing the terms of such award consistent with the Company’s 2010 Stock-Based Incentive Plan (“Stock Plan”).

6.
Performance Equity Plan.  At the first scheduled Compensation Committee meeting after your hire date, you will be formally approved for participation in the Performance Equity Plan which, based upon the achievement of defined bank goals, provides for the award of stock options in an amount equivalent to 75% of your base salary at target performance and up to 125% of your base salary at optimum performance.

7.	Company Vehicle. You will have full use of a company owned vehicle during the term of your employment including insurance, gas and vehicle maintenance and repair.

8.
Severance Protection.  We will enter into a Severance Agreement between you and the Bank (“Severance Agreement”). Such Severance Agreement will provide that if your employment is terminated involuntarily absent “cause”, you will be paid a severance payment equal to eighteen weeks (18) weeks of base salary, which will increase to thirty-two (32) weeks after completion of two years of service. The severance payment will increase to one year on your fifth anniversary. We will also enter into a Change in Control Agreement which will provide to you, in the event of an involuntary termination of your employment during a change in control, an amount equal to 2.99 times your aggregate compensation.

9.
Amendment and Governing Law.  This offer may not be amended or modified except by an express written agreement signed by you and a duly authorized representative of the Bank.  The terms of this letter agreement and the resolution of any disputes will be governed by the New Jersey State Law.

10.
Benefits.  Beginning in 2013, you will be eligible to receive a total of 25 days of Paid Time Off (PTO) annually to be taken in accordance with Sun National Bank’s PTO Policy.  Additionally, you will be eligible to participate in Sun National Bank’s benefit programs, including health, dental, vision, disability, flexible spending program, life insurance, 401K program, health advocate and pre-paid legal services.

11.
Contingencies.  This offer of employment is subject to the approval by the OCC and Federal Reserve of a 914 Application and our receipt of satisfactory results regarding customary pre-employment background screening and drug testing.

12.
Period of Employment.  Your employment with the Bank will be “at will,” meaning that either you, or the Bank will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations which may have been made to you are superseded by this offer.  This is the full and complete agreement between you and the Bank on this matter.  Although your job duties, title, compensation and benefits, as well as the Bank’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed by an express rewritten agreement signed by you and an authorized representative of the Bank.

By signing this letter agreement, you represent and warrant to the Bank as a condition of our offer that as of your first day of employment you will be under no contractual commitments or limitations with your obligations as an employee and officer of the Bank.

We hope that you find the foregoing offer of employment in accordance with our discussion and understanding.  You may indicate your acceptance of these terms and our offer by signing and dating the enclosed duplicate original of this letter and returning to my attention.  Please note that the terms of this offer may at some point be the subject of public disclosure at a time and manner determined of the Bank.

We look forward to having you join our Sun Bank Team.  If you have any questions, please call me directly at (856) 690-4320.

Very truly yours,

/s/ Michele Estep

Michele Estep
EVP, Chief Administrative Officer

I have read and accept this offer of employment on the terms detailed herein.  My anticipated starting date will be on 11/12/12.

/s/ Thomas R. Brugger	10/23/12
Thomas R. Brugger	Date